

<ARTICLE>                     5
<LEGEND>
The schedule contains summary financial information extracted from the balance sheet and statement of income and is qualified in its entirety by reference to such financial statements.
</LEGEND>
<CIK>                         0000786622
<NAME>                        Krupp Insured Plus Limited Partnership

<PERIOD-TYPE>                   6-MOS
<FISCAL-YEAR-END>                              Jun-30-1998
<PERIOD-END>                                   Jun-30-1998
<CASH>                                         3,415,503
<SECURITIES>                                   54,436,494<F1>
<RECEIVABLES>                                  454,749
<ALLOWANCES>                                   0
<INVENTORY>                                    0
<CURRENT-ASSETS>                               442,686<F2>
<PP&E>                                         0
<DEPRECIATION>                                 0
<TOTAL-ASSETS>                                 58,749,432
<CURRENT-LIABILITIES>                          10,129
<BONDS>                                        0
<PREFERRED-MANDATORY>                          0
<PREFERRED>                                    0
<COMMON>                                       57,366,405<F3>
<OTHER-SE>                                     1,372,898<F4>
<TOTAL-LIABILITY-AND-EQUITY>                   58,749,432
<SALES>                                        0
<TOTAL-REVENUES>                               2,474,618<F5>
<CGS>                                          0
<TOTAL-COSTS>                                  0
<OTHER-EXPENSES>                               330,927<F6>
<LOSS-PROVISION>                               0
<INTEREST-EXPENSE>                             0
<INCOME-PRETAX>                                2,143,691
<INCOME-TAX>                                   0
<INCOME-CONTINUING>                            2,143,691
<DISCONTINUED>                                 0
<EXTRAORDINARY>                                0
<CHANGES>                                      0
<NET-INCOME>                                   2,143,691
<EPS-PRIMARY>                                  0<F7>
<EPS-DILUTED>                                  0<F7>

<F1>Includes Participating Insured  Mortgages ("PIMs") of $29,187,070  and
 Mortgage-Backed  Securities  ("MBS") of $25,249,424.
<F2>Includes prepaid acquisition fees and  expenses of $844,252  net of accumulated amortization of $556,057 and prepaid participation servicing fees of $331,052 net of accumulated amortization of $176,561.
<F3>Represents total equity of General Partners and Limited  Partners.  General
  Partners deficit of ($237,808) and Limited Partners equity of $57,604,213.
<F4>Unrealized gains on MBS.
<F5>Represents interest income on investments in mortgages and cash.
<F6>Includes $50,530 of amortization of prepaid fees and expenses.
<F7>Net income allocated $64,311 to the General Partners and $2,079,380 to the
 Limited Partners. Average net income per Limited Partner interest is $.28 on 7,500,099 Limited Partner interests outstanding.

